Exhibit 10(w)

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective as of the         day of            , 2020 by and between Kimball International, Inc., an Indiana corporation, 1600 Royal Street, Jasper, Indiana 47546 (hereinafter “Kimball”), and                           (hereinafter “Executive”).
Recitals
A.Executive has been selected for a key executive position and offers knowledge and services that are expected to be valuable to Kimball in connection with its business and operations and the markets in which Kimball competes.
B.Kimball recognizes that Executive’s expected contribution to the growth and success of Kimball is likely to be substantial and therefore Kimball wishes to assure Executive’s provision of services for the benefit of Kimball.
C.Given that Executive is accepting or has accepted a key role at Kimball and does or will have access to Kimball’s Trade Secrets and Confidential Information, as defined herein, Kimball will suffer great loss and irreparable harm if Executive were to participate, directly or indirectly, as an owner, consultant, employee, manager, officer, director or in any other capacity in any business or venture in competition with Kimball or if Executive were to disclose Kimball’s Trade Secrets and Confidential Information.
D.To induce Executive to commence employment and for other valuable consideration with Kimball, Kimball is willing to provide to Executive the compensation and benefits set forth in this Agreement.
E.To receive the benefits of Kimball employment for an indefinite period and the benefits provided under this Agreement, Executive is willing to enter into the restrictive covenants and to undertake the other obligations contained in this Agreement.
Agreement
In consideration of the foregoing and the following mutual terms and conditions, Kimball and Executive agree as follows:
1.DEFINITIONS
The following definitions shall be applicable to and govern the interpretation of this Agreement. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Executive’s Change in Control Agreement:
a)“2017 Stock Plan” means the Kimball International, Inc. 2017 Stock Incentive Plan or any amendment or replacement thereof.
b)“Affiliate” means any entity that is a member, along with Kimball International, Inc., of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).
c)“Annual Cash Incentive Plan” means the 2019 Annual Cash Incentive Plan and any amendment or replacement thereof.
d)“Award Agreement” means any agreement or other instrument evidencing a grant or award of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, Other Stock-Based Awards (each as defined in the 2017 Stock Plan), or any other rights awarded under the 2017 Stock Plan.
e)“Board of Directors” means the Board of Directors of Kimball.
f)“Cause” means, with respect to termination of Executive’s employment by Kimball, one or more of the following occurrences, as determined by the Board of Directors: (i) Executive’s willful and continued failure to perform substantially the duties or responsibilities of Executive’s position or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after Kimball delivers to Executive a written notice identifying such failure; (ii) Executive’s conviction of a felony or of another crime that reflects in a materially adverse manner on Kimball in its markets or business operations; (iii) Executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to Kimball, or any misconduct that involves moral turpitude; (iv) Executive’s material breach of their obligations under this Agreement or a fiduciary duty to Kimball or its shareowners; or (v) Executive’s engaging in activity as an employee of Kimball that constitutes gross negligence. For any of the stated occurrences to constitute “Cause” under this Agreement, the Board of Directors must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board of Directors, after giving reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board of Directors.
g)“Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of a Relevant Company through merger, consolidation, or stock transfer; (ii) the acquisition during any 12-month period, by any one person or more than one person acting as a Group, of ownership interests in a Relevant Company possessing 35 percent or more of the total voting power of all ownership interests in the Relevant Company; (iii) the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a Group, of 40 percent or more of the total gross fair market value of the assets of a Relevant Company; or (iv) the replacement of a majority of members of the Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this definition: “Relevant Company” means, with respect to Executive, Kimball International, Inc., any Affiliate that employs Executive, any entity that has Majority Ownership of either Kimball International, Inc. or that Affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of Kimball International, Inc. or that Affiliate; “Excluded Transaction” means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, a Relevant Entity within the meaning of Code Section 409A(a)(2)(A)( v) and its interpretive regulations; “Majority Ownership” of an entity means ownership interests representing more than fifty percent (50%) of the total fair market value or of the total voting power of all ownership interests in the entity; “Group” has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.
h)“Change in Control Agreement” means the Change in Control Agreement, if any, entered into by and between Kimball and Executive on its effective date, the terms and conditions of which are incorporated herein by reference.
i)“Code” means the Internal Revenue Code of 1986, as amended.
j)“Compensation Payment” means a payment by Kimball to or for the benefit of Executive in the nature of compensation, whether paid or payable pursuant to this Agreement or otherwise.
k)“Continuous Service” means the absence of any interruption or termination in the provision of service by Executive to Kimball or an Affiliate. Continuous Service will not be considered interrupted in the case of (i) sick leave, military leave or any other leave of absence approved by Kimball; (ii) transfer between Kimball and an Affiliate or any successor to Kimball; or (iii) any change in status so long as the individual remains in the Continuous Service of Kimball or any Affiliate. Executive’s Continuous Service shall be deemed to have terminated either upon an actual cessation of providing services to Kimball or any Affiliate or upon the entity to which Kimball provides services ceasing to be an Affiliate.
l)“Control Termination Period” means the time period beginning one year before a Change in Control and ending on the earlier of (i) two years following that Change in Control or (ii) Executive’s death.

m)“Customer” means any person or entity who, in the twelve (12) month period immediately preceding Executive’s termination from Kimball, purchased or arranged for the purchase or initiated an order for the purchase of Kimball products or services, including, but not limited to, dealers, brokers, distributors, end-users, and retailers.
n)“Deferred Compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.
o)“Disability” means, with respect to Executive, a physical or mental impairment that would entitle Executive to benefits under Kimball’s long-term disability plan.
p)“Effective Date” means the date first stated above.
q)“Good Reason” means, with respect to the termination of employment by Executive, one or more of the following occurrences: (i) a material adverse change in the nature or scope of Executive’s duties and responsibilities; (ii) a reduction in Executive’s base salary rate or reduction in incentive category; (iii) a reduction of 5 percent or more in value of the aggregate benefits provided to Executive and their dependents under Kimball’s employee benefit plans; (iv) a significant diminution in Executive’s position, authority, job title, duties, or responsibilities; (v) a relocation of Executive’s principal site of employment to a location more than fifty (50) miles from the principal employment site; (vi) a material breach by Kimball of its obligations to Executive under this Agreement or the Change in Control Agreement; or (vii) failure by Kimball to obtain the assumption agreement from any successor as contemplated in Section 23. None of the identified events, however, will constitute “Good Reason” unless each of the following procedural conditions is satisfied: within 90 days of the initial occurrence of the event, Executive must give written notice to Kimball of such occurrence; Kimball must have failed to remedy that occurrence within thirty (30) days after receiving such notice, and Executive must resign no later than 12 months after the initial occurrence of the event.
r)“Kimball” means Kimball International, Inc., any Affiliate, and any successor to the business or assets of Kimball International, Inc. that executes and delivers the agreement provided for in Section 11 of the Change in Control Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.
s)“Notice of Termination” means a written notice, from the party initiating Executive’s employment termination to the other party, specifying the facts and circumstances claimed to provide the basis for termination.
t)“Parachute Payment” means a “parachute payment” as defined in Code Section 280G(b)(2) that would subject any Compensation Payment to the excise tax imposed by Code Section 4999 or the denial of deduction imposed by Code Section 280G.
u)“Professional Services Firm” means a nationally recognized certified public accounting firm or compensation consulting firm mutually selected by Kimball and Executive.
v)“Profit Sharing Incentive” means the compensation paid to Executive pursuant to the Annual Cash Incentive Plan, or any replacement thereof.
w)“Prohibited Capacity” means (i) the same or similar capacity or function to that in which Executive worked for Kimball at any time during the two years immediately preceding the Termination Date; (ii) any director or officer capacity or function; (iii) any sales or sales management capacity or function; (iv) any executive or senior management capacity or function; (v) any business development capacity or function; (vi) any business advisory capacity or function; or (vii) any capacity or function in which Executive’s knowledge of Kimball’s Trade Secrets and Confidential Information would assist or facilitate Executive’s work for a competitor.
x)“Rule of 75” means any termination of Executive’s Continuous Service, other than for Cause, occurring at or after Executive has reached the age of 55 and has a combination of age plus years of Continuous Service as an executive officer of Kimball equal to or greater than 75.

y)“Shares” means unrestricted shares of common stock of Kimball, NASDAQ symbol KBAL, formerly referred to as Class B, awarded pursuant to the 2017 Stock Plan.
z)“Termination Date” means the date on which Executive’s employment with Kimball is terminated pursuant to Executive’s Notice of Termination to Kimball, Kimball’s Notice of Termination to Executive, or by reason of Executive’s death or Disability.
aa)“Trade Secrets and Confidential Information” means formulas, patterns, designs, compilations, programs, devices, methods, techniques, processes or general know-how that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy for products utilized in the manufacture, distribution and sale of electronics, office and health care furniture, and other manufacturing industries. It also includes Kimball’s valuable non-public information, including information about customers, dealers and suppliers, and among other things, about their technical problems and needs, purchasing habits, and procedures, all resulting in a great deal of customer goodwill, as well as financial records, contracts, patents, manufacturing technology, marketing and strategic plans, and other valuable information.
ab)“Value” means, with respect to Executive and a determination date, the following amounts, computed without regard to any termination of rights that would otherwise occur under the applicable plan because of Executive’s cessation of continuous service as of that determination date:
i)for Executive’s Options and related Stock Appreciation Rights awarded under the 2017 Stock Plan, the excess, if any, of (A) the market value as of the determination date of the Shares subject to such awards over (B) the aggregate exercise price for those Shares under those awards;
ii)for Executive’s Restricted Stock awarded under the 2017 Stock Plan, the market value of those Shares as of the determination date;
iii)for Executive’s Stock Units awarded under the 2017 Stock Plan, the product of (A) the number of Executive’s Stock Units and (B) the sum of the market value of a Share as of the determination date and the dividends, if any, credited on a Share as of that date under the applicable award agreement;
iv)for Executive’s Other Stock-Based Awards awarded under the 2017 Stock Plan, the market value of the Shares as of the determination date; and
v)for Executive’s benefits under the Annual Cash Incentive Plan, the cash value of those benefits. For purposes of this definition, the term “market value” has the same meaning as the term “Fair Market Value” as defined in the 2017 Stock Plan.
2.Employment at Will
Executive is employed by Kimball as an employee at will. Executive may terminate their employment voluntarily at any time, with or without Good Reason, and Kimball may terminate Executive’s employment at any time, with or without Cause, by providing the other party a Notice of Termination except to the extent this right is overridden by the terms of the Change in Control Agreement.
3.Restrictive Covenants
In consideration of Executive’s employment with Kimball, the wide access Kimball grants to Executive to review and become familiar with Kimball’s business, including certain valuable Trade Secrets and Confidential Information, and other valuable consideration, Executive shall comply with the following obligations:
a)Non-Competition During At-Will Employment By Kimball
As a condition of at-will employment with Kimball, Executive agrees that, during Executive’s employment by Kimball, Executive shall not directly or indirectly have any ownership interest in, work for, advise, or have any business connection or business relationship with any person or entity that competes with or that is planning to compete with Kimball, without the prior written approval of either the Chief Executive Officer or Board of Directors of Kimball.

b)Non-Competition During Twelve-Month Post-Employment
As a condition of at-will employment with Kimball, Executive agrees that for a period of twelve (12) months after separation from Kimball (regardless of the reason for separation), Executive shall not, directly or indirectly:
i.Have an ownership interest in any entity or person that competes with Kimball;
ii.Engage in (including, without limitation, being employed by, working for, or rendering services to or advising) any business entity that competes with Kimball in any Prohibited Capacity anywhere in the United States of America; provided, however, if the competing business entity has multiple divisions, lines or segments, some of which do not compete with Kimball, nothing herein will prohibit Executive from being employed by, working for or providing service to only that division, line or segment of the competing business entity, provided that in Executive’s work or service for the such non-competitive division, line or segment, Executive is not in a Prohibited Capacity involved in, managing or supporting the development, manufacture, sale, or provision of any competing products or services; or
iii.Provide, sell, market, attempt to provide sell or market, or assist any person or entity in the provision, sale or marketing of, any products or services that compete with Kimball to any of Kimball’s customers with respect to whom, at any time during the two years immediately preceding the Termination Date, Executive sold or provided or assisted in the sale or provision of any products or services on behalf of Kimball, Executive had any business contact on behalf of Kimball, Executive had any relationship, business development, sales, service or account responsibility (including, without limitation, any supervisory or managerial responsibility) on behalf of Kimball, or Executive had access to, or gained knowledge of, any Trade Secrets and Confidential Information concerning Kimball’s business with such customer, or otherwise solicit or communicate with such customers for the purpose of selling or providing any products or services that compete with Kimball.
c)Restrictive Covenant Conditions
For purposes of Section 3, the following definitions apply:
i.The terms “compete” or “competes” or “competition” mean the actual or planned business activities of an entity or person whereby the entity or person sells, solicits, or markets products or services similar or analogous to those which Executive sold, worked on, or provided services on for Kimball during the twelve (12) month period immediately prior to Executive’s separation from Kimball.
ii.Nothing in Sections 3(a) or (b) prohibit Executive from purchasing, for investment purposes only, any stock or corporate security traded or quoted on a national securities exchange or a national market system, so long as such ownership does not violate Kimball’s Business Ethics, Insider Trading or other applicable policies. The parties expressly agree that the terms of the restrictive covenant provisions in this Section 3 are reasonable and necessary to protect Kimball’s interests. In the unlikely event, however, that a court were to determine that any portion of the restrictive covenant provisions in this Sections 3 is unenforceable, then the parties agree that the remainder of the restrictive covenant provisions shall remain valid and enforceable to the maximum extent possible. If any particular covenant, provision or portion of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant or non-disclosure provision, or portion thereof, Executive and Kimball agree that such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.
iii.This provision shall be construed as independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any claim or cause of action of Executive against Kimball, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Kimball of this Restrictive Covenant.

d)Other Limited Prohibitions
During Executive’s employment by Kimball and for twelve (12) months after separation from Kimball (for whatever reason), Executive shall not, directly or indirectly:
i.Request or advise any customer or client of Kimball with whom Executive had personal contact in the course of Executive’s employment by Kimball, or any person or entity having business dealings with Kimball with whom Executive had personal contact in the course of Executive’s employment by Kimball, to withdraw, curtail, alter, or cease such business with Kimball or otherwise interfere or attempt to interfere with any of Kimball’s business relationships.
ii.Disclose to any person or entity the identities of any customers, clients, or any persons having business dealings with Kimball or the division(s)/subsidiary(s) of Kimball to which Executive was assigned at the time of separation from Kimball and for the preceding twelve (12) months.
iii.(1) solicit, recruit, hire, employ, engage the services of, or attempt to hire, employ, or engage the services of, any individual who is an employee of Kimball; (2) assist any person or entity in the recruitment, hiring or engagement of any individual who is an employee of Kimball; (3) urge, induce or seek to induce any individual to terminate his/her employment with Kimball; or (4) advise, suggest to or recommend to any person or entity that competes with Kimball that it employ, engage the services of, or seek to employ, or engage the services of, any individual who is an employee of Kimball.
e)Trade Secrets and Confidential Information
Executive shall not disclose any Trade Secrets or Confidential Information, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except (i) in the normal course of Executive’s work for and on behalf of Kimball, (ii) with the prior written consent of Kimball, (iii) as required by law or judicial process, provided Executive, if allowed by applicable law, promptly notifies Kimball in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by Kimball to obtain a protective order preserving the confidentiality of the Trade Secrets and Confidential Information, or (iv) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. All files, records, documents, computer data (including passwords, access codes, electronic and voice mail, etc.), drawings, specifications, equipment, and similar items relating to the business of Kimball, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of Kimball, and shall not be removed from the premises of Kimball except as required in the course of Executive’s employment with Kimball. Upon separation of employment, Executive agrees to return to Kimball any Trade Secrets and Confidential Information in Executive’s possession or control, including, without limitation, all lists of customers, samples, price lists, literature, documents, data, computer and financial records and any other property belonging to Kimball or relating to the business of Kimball or in any way referring or relating to any Trade Secrets and Confidential Information. Notwithstanding anything to the contrary in this Agreement or any policy of Kimball, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and Executive files a lawsuit against Kimball alleging that Kimball retaliated against Executive because of his or her disclosure, Executive may disclose the relevant trade secret or confidential information to his or her attorney and may use the same in the court proceeding only if (A) Executive ensures that any court filing that includes the trade secret or confidential information at issue is made under seal; and (B) Executive does not otherwise disclose the trade secret or confidential information except as required by court order
f)Conflict of Interest

Executive shall take no action or obtain any direct or indirect interests in or relationships with any organization that might affect the objectivity and independence of Executive’s judgment or conduct in carrying out duties and responsibilities to Kimball under this Agreement. Any such actions or interests which may even create the appearance of a conflict of interest shall be promptly brought to the attention of Kimball.
g)Notification of Prospective or Subsequent Employers
Executive agrees to notify any prospective employer of the existence and terms of the Restrictive Covenants of this Agreement, prior to acceptance of employment. Kimball may inform any person or entity subsequently employing Executive, or evidencing an intention to employ Executive, of the nature of the information Kimball asserts to be Trade Secrets and Confidential Information and may inform that person or entity of the existence of this Agreement and the terms hereof, and provide to that person or entity a copy of this Agreement.
4.Inventions and Patents
Executive agrees that Executive will promptly, from time to time, fully inform and disclose to Kimball all inventions, designs, improvements, and discoveries which Executive now has or may discover during the term of this Agreement which pertain or relate to the business of Kimball or to any experimental work carried on by Kimball, whether conceived by Executive alone or with others and whether or not conceived during regular working hours. All such inventions, designs, improvements, and discoveries shall be the exclusive property of Kimball. Executive shall assist Kimball at Kimball’s sole expense, to obtain patents on all such inventions, designs, improvements, and discoveries deemed patentable by Kimball, and shall execute all documents and do all things necessary to obtain patents, vest Kimball with full and exclusive title thereto, and protect the same against infringement by others. Executive shall be entitled to no additional compensation for any and all inventions or designs made during the course of this Agreement.
Executive submits as “Exhibit A” to this Agreement a complete list (with a brief description) of all inventions, patented or unpatented, which Executive made or conceived prior to the date of this Agreement. The inventions described on Exhibit A are excluded from this Agreement.
5.Compensation upon Termination of Employment Relationship without Cause or For Good Reason
Except as otherwise provided in an applicable Change in Control Agreement, if Executive’s employment is terminated by Kimball without Cause or by the Executive for Good Reason, the Executive shall be entitled to the benefits described in this Section 5.
a.Base Salary As soon as practicable following the Termination Date, Kimball will pay Executive’s base salary due and owing through the Termination Date at the rate in effect on the date Notice of Termination is given.
b.Enhanced Severance Pay
As soon as practicable following the Termination Date and subject to Executive signing and not rescinding a general release in a form satisfactory to Kimball, Kimball will pay Executive, in lieu of benefits otherwise described in the Kimball Severance Benefits Plan, the following:
i.Severance pay equal to the sum of (1) Executive’s annual base salary at the highest rate in effect during the twelve (12) months preceding the Termination Date, (2) any unpaid cash incentive under the Annual Cash Incentive Plan awarded for the fiscal year ended prior to the Termination Date, and (3) the target cash incentive under the Annual Cash Incentive Plan for the period in which the Termination Date occurs, prorated to the Termination Date based on a fraction, the numerator of which is the number of days the Executive was employed by Kimball during the performance period and the denominator of which is the number of calendar days in the performance period. Subject to Section 8, this amount will be paid in a lump sum within 10 calendar days after the rescission period ends under the general release. Notwithstanding the foregoing, if Executive is entitled to payment under this Section 5(b)(i) but was employed by Kimball less than 12 months, in place of item (1) above, Executive shall receive severance pay equal to (A) one-half of Executive’s annual base salary if Executive was employed by Kimball for 6 months or less, or (B) if Executive was employed by Kimball for more than 6 months but less than 12 months, a prorated portion of Executive’s annual base salary based on a fraction, the numerator of which is the number of days the Executive was employed by Kimball and the denominator of which is 365.
ii.If Executive’s last day of employment occurs during a Control Termination Period and Executive is a party to a Change in Control Agreement, section (i) shall not apply and the severance pay amount will be determined under the Change in Control Agreement.
c.Welfare and Related Benefits
As soon as practicable following the Termination Date and subject to Executive signing and not rescinding a general release in a form satisfactory to Kimball, Kimball will pay Executive, in lieu of coverage for Executive and their dependents under Kimball’s welfare and fringe benefit plans, the following:
i.An amount equal to (1) 12 months if Executive was employed by Kimball for more than 12 months, (2) 6 months if Executive was employed by Kimball for 6 months or less, or (3) the number of full months Executive was employed by Kimball if Executive was employed by Kimball for more than 6 months but less than 12 months, of COBRA premiums for medical, dental and vision coverage, based upon the coverage Executive was enrolled as of the Termination Date, grossed up for applicable taxes. Subject to Section 8, this amount will be paid in a lump sum within 10 calendar days after the rescission period ends under the general release. If Executive desires to elect COBRA, Executive must timely elect and pay appropriate premiums.
ii.If Executive’s last day of employment occurs during a Control Termination Period and Executive is a party to a Change in Control Agreement, the amount will be determined under the Change in Control Agreement.
d.Outplacement Assistance To assist Executive in obtaining replacement employment, Kimball will reimburse Executive for up to $25,000 of the costs of outplacement services during the first twelve months following the Termination Date.
e.Timing of Certain Rights and Payments
i.Service-Based Equity Awards. As of the Termination Date, all unvested service-based equity awards granted to Executive under the 2017 Stock Plan will automatically vest on a pro rata basis, with the proration based on a fraction, the numerator of which is the number of full months Executive was employed by Kimball from the applicable award date to the Termination Date and the denominator of which is the number of full months between the applicable award date and the applicable vesting date under the applicable Award Agreement, and such service-based equity awards that do not vest pursuant to this Section 5(e)(i) will automatically be forfeited. Subject to Section 8, as soon as practicable following the Termination Date, Kimball will make a single payment to Executive, equal to the aggregate Value of all awards that vest pursuant to this Section 5(e)(i), in the form of cash, Shares, or a combination of cash and Shares, as determined by the Compensation Committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of Executive’s rights and benefits under all of Executive’s Award Agreements and the applicable plans with respect to all awards that vest pursuant to this Section 5(e)(i).
ii.Performance-Based Equity Awards. For any performance-based equity awards granted to Executive under the 2017 Stock Plan that are unvested and outstanding on the Termination Date, a prorated portion of such awards that are earned based on Kimball’s actual performance through the last day of the applicable performance period under the applicable Award Agreement will vest and be paid at the same time as if Executive had remained employed by Kimball through the end of the applicable performance period and vesting date, which prorated portion will be determined based on a fraction, the numerator of which is the number of full months Executive was employed by Kimball during the applicable performance period and the denominator of which is the number of full months between the applicable award date and the applicable vesting date or performance period end date under the applicable Award Agreement.
iii.Amendment of Award Agreements. To the extent that the provisions of this subsection are inconsistent with the provisions of Executive’s Award Agreements, Executive and Kimball hereby amend those Award Agreements to include the provisions of this subsection, which supersede any inconsistent provisions of the Award Agreements, to the extent permitted by Section 409A of the Code.
iv.SERP Rights. As of the Termination Date, Executive shall also be entitled to Executive’s rights under the Supplemental Employee Retirement Plan, in accordance with the term of such plan.
v.Restrictive Covenants. The Executive shall not be entitled to receive any payments or benefits under this Agreement unless the Executive complies fully with the restrictive covenants contained in Section 3 of this Agreement. If Executive breaches any of the covenants or provisions set forth in Section 3, which breach, if curable, is not cured to Kimball’s satisfaction within ten (10) days after Kimball provides Executive with written notice of such breach, then in such event (1) Executive will have forfeited Executive’s right to receive, and Kimball will have no further obligation to pay, any severance benefits that would otherwise be payable to Executive under Section 5(b), Section 5(c), Section 5(d) and/or Section 5(e); and (2) Executive will be obligated to pay to Kimball an amount equal to the amount of the severance benefits received by Executive under Section 5(b), Section 5(c), Section 5(d) and/or Section 5(e), with such amount being due and payable promptly after Kimball makes written demand on Executive for such payment; provided, however, that Executive will, in any event, be entitled to receive or retain Five Hundred Dollars ($500.00) of the severance benefits. Kimball and Executive acknowledge and agree that such forfeiture and claw back are separate from, and not in lieu of, any and all other legal and/or equitable remedies that may be available to Kimball in connection with Executive’s breach of any covenant or provision set forth in Section 3 of this Agreement and Kimball reserves all such legal and/or equitable remedies.
6.Compensation on Other Termination of Employment
If Executive’s employment is terminated by Kimball for Cause, by Executive without Good Reason, or because of death or Disability, Kimball will provide compensation and benefits to Executive, or to Executive’s estate in the event of death, on the following terms:
a)Termination by Kimball for Cause or by Executive without Good Reason. If Kimball terminates Executive’s employment for Cause, or if Executive terminates employment without Good Reason, Kimball will pay the amount then due and owing of Executive’s base salary through the last day of employment.
b)Death or Disability. In the event of Executive’s death or Disability, Kimball will pay the amount then due and owing of Executive’s base salary through the date of death or Disability.
c)Other Benefit Programs. Executive shall also be entitled to: (i) benefits under Kimball’s generally applicable welfare and retirement plans, in accordance with the respective terms of such plans; and (ii) Executive’s rights under the Annual Cash Incentive Plan or any subsequent replacement plan, the Supplemental Employee Retirement Plan, the 2017 Stock Plan and award agreements granted thereunder, or any successor plan, and any other equity or incentive plan, in accordance with the respective terms of those plans and agreements. For purposes of determining whether Executive is eligible for the classification of retirement, if applicable, under the Annual Cash Incentive Plan, or any subsequent replacement plan, the Supplemental Employee Retirement Plan, as amended, or any subsequent replacement plan, or the 2017 Stock Plan, as amended, or any subsequent replacement plan, Executive’s employment must be terminated, other than for Cause, at or after Executive has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after Executive has met the requirements under the Rule of 75.
7.Clawback. If Executive receives compensation under Section 5(b), Section 5(c), Section 5(d) or Section 5(e) or Section 6(c)(ii) after Executive has engaged in conduct that would have entitled Kimball to terminate Executive’s employment for Cause, and such conduct is not discovered by Kimball until after the Termination Date, then Executive shall be required to repay Kimball for any such compensation received under Section 5(b), Section 5(c), Section 5(d) or Section 5(e) or Section 6(c)(ii) for which Executive would not have been eligible if Kimball had terminated Executive’s employment for Cause. Executive shall make such repayment to Kimball within thirty (30) days of Kimball’s request.
8.Release of Claims
Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to receive the payments and benefits described in Section 5(b)-(e) of this Agreement unless (i) the Executive executes and delivers to Kimball a general release of claims agreement in a form satisfactory to Kimball (the “Release Agreement”) and (ii) the Executive does not revoke the Release Agreement during the period of time specified in the Release Agreement during which the Executive may revoke it (“Revocation Period”). If the Executive is at least 40 years of age at the time Executive executes the General Release, the General Release will provide for a Revocation Period of at least seven (7) days. If the General Release does not provide for a Revocation Period, then the Revocation Period shall be deemed to have expired on the date the Executive executes the General Release. The General Release shall not require the Executive to release any rights the Executive may have to be indemnified by Kimball or that are otherwise provided under this Agreement. If the permissible period for the execution and delivery of a Release Agreement extends beyond the end of a calendar year, and if the Executive executes and delivers the Release Agreement at any time during that period, the Release Agreement will be deemed delivered on the last day of that permissible period, and any payment due shall be made on the last day of February of such year.
9.Code Section 409A
Despite any other provisions of the Agreement to the contrary, any Deferred Compensation payments otherwise due under this Agreement will be paid in accordance with this Section.
a.Post-Termination Payment Suspension
If as of the date their employment terminates, Executive is a “specified employee” within the meaning of Code Section 409A, without regard to paragraph 416(i)(5), and Kimball has stock that is publicly traded on an established securities market or otherwise, any Deferred Compensation payments otherwise payable because of employment termination will be suspended until the first day of the seventh month following the month in which the Executive’s last day of employment occurs, and the Deferred Compensation payments in the seventh month will include all previously suspended amounts.
b.Interpretation.
This Agreement shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.
c.Supplemental Payment.
If Executive incurs gross income inclusion, interest, or additional tax on Deferred Compensation payments pursuant to Code Section 409A, Kimball will hold the Executive harmless for interest and penalties incurred solely attributable to the violation of Code Section 409A. In the event Executive receives a tax assessment for interest and penalties attributable to the Deferred Compensation because of a violation of Code Section 409A, Executive shall provide a copy to Kimball within 15 days of receipt. If Kimball determines the assessment to be subject to this Section 9(c), it shall remit the amount of the penalty and interest attributable to the violation of Code Section 409A with respect to the Deferred Compensation, grossed up for taxes on such amount. Kimball shall not be liable for federal, state or local income taxes or the Executive’s portion of Medicare/FICA/FUTA/SUI payable because of the Deferred Compensation.
10.Parachute Payments

Despite any other provisions of this Agreement to the contrary, no Compensation Payments otherwise payable to Executive will be paid that would constitute a Parachute Payment. In the event that Kimball determines that any Compensation Payment may constitute a Parachute Payment, Kimball shall take the following steps:
a)Determination by Professional Services Firm
At Kimball’s expense, engage a Professional Services Firm to make an initial determination whether any Compensation Payment proposed to be made to the Executive would, more likely than not, constitute a Parachute Payment. The Professional Services Firm shall provide its determination, together with detailed supporting calculations and documentation to Kimball and Executive within thirty (30) days of the Termination Date. If the Professional Services Firm determines that no Compensation Payment will constitute a Parachute Payment, it shall furnish Kimball and Executive with a written opinion to that effect. The determination shall be binding, final and conclusive upon Kimball and Executive.
b)Adjustment of Compensation Payments
If the Professional Services Firm determines that any Compensation Payment proposed to be made to the Executive would constitute a Parachute Payment, the Professional Services Firm will provide Kimball and Executive a written opinion to that effect, setting forth with particularity the smallest amount by which total Compensation Payments must be reduced to avoid the denial of any deduction pursuant to Code Section 280G or the imposition of any excise tax pursuant to Code Section 4999. The Compensation Payments shall be reduced, in the order of priority designated by Executive in written instructions, to the minimum extent necessary so that none of the Compensation Payments, in the opinion of the Professional Services Firm, would constitute a Parachute Payment. If the Executive does not provide such written instructions within thirty (30) days following receipt of the Professional Services Firm’s written opinion, the reduction shall apply in the order determined by Kimball in its discretion. Any determination by the Professional Services Firm under this paragraph shall be binding, final and conclusive upon Kimball and Executive.
11.Return of Property
All documents or other tangible materials (whether originals, copies or abstracts and including, without limitation, financial records, contracts, patents, manufacturing technology, marketing and strategic plans, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer records, correspondence, computer printout documents, orders, messages, phone and address lists, memoranda, notes, agreements, invoices, and receipts) which in any way relate to Kimball’s business, whether furnished to Executive by Kimball or prepared, compiled, used, or acquired by Executive while employed by Kimball, shall not be copied, lent, or duplicated at any time, nor used in any manner other than in the course of Executive’s employment by Kimball and shall be returned to Kimball on request or upon the termination of Executive’s employment relationship, whichever occurs first.
12.Security of Property
All keys, combinations, and access codes to Kimball’s premises, facilities, and equipment (including, without limitation, to offices, desks, storage cabinets, safes, data processing systems, and communications equipment), whether furnished to Executive by Kimball or prepared, used, or acquired by Executive while employed by Kimball shall be and remain the exclusive property of Kimball and shall not be copied, lent, or communicated to any other person or entity at any time nor used in any manner other than in the course of Executive’s employment by Kimball, except as authorized by Kimball, and shall be returned to Kimball on request or upon termination of Executive’s employment relationship, whichever occurs first.
13.Injunctive Relief
Executive agrees that Kimball will be irreparably harmed, and money damages alone are inadequate as a remedy to Kimball for any failure by Executive to abide by the terms of this Agreement. Therefore, Executive agrees that Kimball shall be entitled to institute and maintain any appropriate legal proceedings to enforce this Agreement, including an action for specific performance and/or injunctive relief.
14.Attorney Fees

If litigation develops regarding the enforcement of this Agreement, Executive agrees to pay Kimball’s attorney fees if Kimball is successful in proving Executive’s violation of this Agreement, or if Executive fails in any way to honor the terms of this Agreement, including but not limited to, for example, failing to abide by the Choice of Forum and Law provision found herein at paragraph 17 by filing litigation outside of Indiana.
15.Alternative Dispute Resolution
The parties may by mutual written agreement submit any dispute, complaint, controversy, claim or grievance (a “Dispute”) arising out of or related to this Agreement or Executive’s employment with Kimball to binding arbitration. The arbitration of any Dispute the parties agree to arbitrate shall be governed by the following procedural requirements: The arbitration proceeding shall be conducted in Indianapolis, Indiana, by a single arbitrator utilizing the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The AAA arbitrator selection procedures shall apply only in the event the parties do not agree on an arbitrator within thirty (30) days after the parties’ written agreement to arbitrate is fully executed. The arbitrator shall not have the authority to add, subtract from, ignore, change, or alter any terms or provisions of this Agreement, or to award Executive re-instatement or monetary damages in excess of the compensation and benefits specifically required by this Agreement; provided, however, nothing herein shall be construed to waive or limit any rights or remedies Executive may have under any applicable federal, state or local law relating to their employment relationship with Kimball. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator's award or decision is based. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The parties shall bear equally the costs of the arbitration, including, without limitation, the fees of the arbitrator and the AAA; provided, however, each party shall bear its own attorney’s fees. For avoidance of doubt, a Dispute will be submitted to arbitration only if the parties mutually agree in writing to submit such Dispute to arbitration.
16.Assignment
This Agreement may be freely assigned by Kimball to any of its successors, subsidiaries, or related companies.
17.Choice of Forum and Law
Executive and Kimball agree that, except for any Dispute that the parties may agree to arbitrate in accordance with Section 15, any legal action arising out of or relating to this Agreement or Executive’s employment with Kimball, shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in or encompassing Dubois County, Indiana; further, with respect to any such legal action, Kimball and Executive hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in or encompassing Dubois County, Indiana, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in or encompassing Dubois County, Indiana. This Agreement shall be governed by the laws of the State of Indiana excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
18.Non-Waiver
No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.
19.Mitigation of Damages
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
20.Amendment and Termination

a) This Agreement becomes effective as of the Effective Date and shall continue in effect until the earlier of the following: (i) it is terminated by Kimball as provided in subsection (b) of this Section or (ii) the Executive's Termination Date.
b) This Agreement may be terminated by Kimball at any time, effective upon written notice of termination to Executive. No termination will be effective, however, with respect to a termination of the Agreement that occurs within one year following the date of the termination.
21.Interpretation of Agreement
It is the intention of Executive and Kimball to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under applicable laws. In the event any part of this Agreement is determined by a court to be overly broad or otherwise unenforceable, it is the desire of Kimball and Executive that the court shall substitute a reasonable judicially enforceable limitation in place of the unenforceable portion of the Agreement. Except with respect to any Change in Control Agreement to which Executive is a party, this Agreement constitutes the entire and exclusive agreement between Executive and Kimball, and it supersedes all prior agreements, whether written or oral.
22.Notices
For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid express mail, addressed as follows:
If to Kimball:
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47546
Attn.: Secretary to the Board
If to Executive:
To the address set forth on the signature page of this Agreement.
Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party.
23.Successors
Kimball will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kimball expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Kimball would be required to perform it if no such succession had taken place. Failure of Kimball to obtain such agreement prior to or upon the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Kimball in the same amount and on the same terms as Executive would be entitled under this Agreement if such succession had not occurred, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.
24.Counterparts
This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures transmitted by facsimile or other electronic means shall be effective the same as original signatures for execution of this Agreement.
25.Binding Agreement
This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
Kimball, by its duly authorized Officer, and Executive have each respectively caused this Agreement to be executed as of the Effective Date.

KIMBALL INTERNATIONAL, INC.	EXECUTIVE
By;
[Director or Officer]	[Employee name]
[Title]	[Address]

EXHIBIT A

List of Inventions